Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jon L. Kranov
President and Chief Executive Officer (815) 433-2525

OTTAWA SAVINGS BANCORP, INC. ANNOUNCES

SUSPENSION OF QUARTERLY CASH DIVIDEND

August 18, 2011, Ottawa, Illinois — Ottawa Savings Bancorp, Inc. (OTTW.OB) (the “Company”), the holding company for Ottawa Savings Bank (the “Bank”) (collectively referred to as “Ottawa Savings”), announced today that the Company’s Board of Directors has voted to suspend the payment of the quarterly cash dividend on the Company’s common stock in an effort to conserve capital. President and Chief Executive Officer Jon L. Kranov stated, “While the Company and the Bank remain well-capitalized under all applicable regulatory requirements, the Company’s Board of Directors has determined that the suspension of the Company’s dividend at this point in time is prudent to preserve capital in light of these uncertain economic times.” Mr. Kranov further stated that the Company’s Board of Directors realizes that suspending the dividend is a serious action and the Board intends to reevaluate the payment of a quarterly dividend on a quarter-by-quarter basis in the future.

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 57.7% of the Company’s outstanding shares. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of other risks and uncertainties, see the section of the periodic reports that Ottawa Savings Bancorp, Inc. files with the Securities and Exchange Commission entitled “Risk Factors.”